EXHIBIT 23-a

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of SBC Communications Inc. and related Prospectus for the registration of debt securities, preferred stock, depositary shares and common stock of SBC Communications Inc. having an aggregate maximum public offering price of $7,500,000,000 and to the incorporation by reference therein of our report dated February 11, 2000 with respect to the consolidated financial statements of SBC Communications Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedules included therein filed with the Securities and Exchange Commission.


                                            ERNST & YOUNG LLP

San Antonio, Texas
May 11, 2000